         Filed pursuant to Rule 433
Registration Statement No. 333-160871

ZION OIL ANNOUNCES RIGHTS OFFERING

Dallas, Texas and Caesarea, Israel - July 30, 2009 - Zion Oil & Gas, Inc. (NYSE Amex: ZN) announced today that it has filed a registration statement with the Securities and Exchange Commission with respect to a proposed rights offering to its common stockholders of up to two (2) million shares of common stock. Each whole subscription right will entitle the holder to purchase one share of common stock for $5.00.

Under the proposed rights offering, stockholders have the right to purchase thirteen (13) shares of stock for every one hundred (100) shares of common stock owned on the record date. This is identical to 0.13 subscription rights for each share of common stock owned on the record date.

Should the rights offering be fully subscribed, the company expects to receive gross proceeds of $10 million. The proceeds from the rights offering will be used for Zion’s multi-well drilling plan.

Stockholders who fully exercise their rights will be entitled to subscribe for additional shares of common stock, if available, that were not subscribed for by other rights holders.

The record, commencement and initial expiration dates for the offering will be determined at the time that the registration statement relating to the rights offering becomes effective.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective.

Zion's Chief Executive Officer, Richard Rinberg, said today: "Although it is not usual to engage in a rights offering immediately following a rights offering, Zion's Board of Directors have decided to do exactly that.

In June 2009, we raised gross proceeds of $21 million from a rights offering to common stockholders, but as the rights offering was over-subscribed, we returned approximately $1.1 million in over-subscriptions.

In order to afford an opportunity to shareholders who were not able to exercise subscription rights to the extent that they desired, as well as fund our continuing drilling plans, our Board of Directors decided to commence a new rights offering to our stockholders at the same per share subscription price as the offering completed in June 2009.

Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel in areas located on-shore between Haifa and Tel Aviv. It currently holds two petroleum exploration licenses, the Joseph and the Asher-Menashe Licenses, between Netanya, in the south, and Haifa, in the north, covering a total of approximately 162,000 acres and the Issachar-Zebulun Permit Area, adjacent to and to the east of Zion’s Asher-Menashe license area, covering approximately 165,000 acres. Zion’s total petroleum exploration rights area is approximately 327,000 acres.

FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding Zion’s planned operations, drilling efforts and potential results thereof and plans contingent thereon and the gross proceeds of the rights offering, are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

NOTICE

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas will send you the prospectus if you request it by calling toll free 1-888-TX1-ZION ( 1-888-891-9466 ).

Zion’s homepage may be found at: www.zionoil.com

Contact:
Brittany Russell
Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
(1) 214-221-4610
Email: dallas@zionoil.com